EXHIBIT 21.1

Brooke Credit Corporation

Subsidiaries of the Company

December 31, 2007

Brooke Credit Corporation’s majority stockholder is Brooke Corporation, which has a 62% beneficial ownership. Subsidiaries of the Company listed below denoted by (1) are included in the consolidated financial statements. The other subsidiaries are qualifying special purpose entities formed for the purpose of acquiring loans and are specifically excluded from consolidation under FIN46(R), “Consolidation of Variable Interest Entities.”

Subsidiary		Percent Ownership	Jurisdiction of Incorporation or Organization	Subsidiary of
Brooke Acceptance Company, LLC		100%	Delaware	Brooke Credit Corporation
Brooke Acceptance Company 2007-1, LLC		100%	Delaware	Brooke Warehouse Funding, LLC
Brooke Canada Funding, Inc.	(1)	100%	New Brunswick	Brooke Credit Corporation
Brooke Capital Company, LLC		100%	Delaware	Brooke Credit Corporation
Brooke Captive Credit Company 2003, LLC		100%	Delaware	Brooke Credit Corporation
Brooke Credit Funding, LLC	(1)	100%	Delaware	Brooke Credit Corporation
Brooke Master Trust, LLC		100%	Delaware	Brooke Warehouse Funding, LLC
Brooke Securitization Company 2004A, LLC		100%	Delaware	Brooke Credit Corporation
Brooke Securitization Company V, LLC		100%	Delaware	Brooke Credit Corporation
Brooke Securitization Company 2006-1, LLC		100%	Delaware	Brooke Credit Corporation
Brooke Securitization Company 2007-1, LLC		100%	Delaware	Brooke Credit Corporation
Brooke Warehouse Funding, LLC		100%	Delaware	Brooke Credit Corporation
Titan Lending Group, Inc.	(1)	100%	Delaware	Brooke Credit Corporation